Exhibit 4.1

AMENDMENT NO. 5 TO RIGHTS AGREEMENT
Amendment No. 5, dated as of November 13, 2018 (this “Amendment”), to the Rights Agreement, dated as of December 21, 2006, as amended (the “Rights Agreement”), by and between USG Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (successor rights agent to Computershare Investor Services, LLC, hereinafter, the “Rights Agent”).
RECITALS
WHEREAS, on June 10, 2018, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Gebr. Knauf KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany (“Knauf”), and World Cup Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Knauf (“Merger Sub”), which provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Knauf;
WHEREAS, the Board of Directors of the Company (a) determined on June 10, 2018 that the Merger Agreement, the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable the Merger Agreement and the consummation by the Company of the transactions contemplated thereby, including the execution, performance and delivery of the Merger Agreement, (c) subject to Section 6.5 of the Merger Agreement, resolved to recommend the adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company, and (d) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption;
WHEREAS, the Board of Directors of the Company determined on June 10, 2018 that each of the following are “Exempt Transactions” for the purposes of the Rights Agreement: (a) the approval, execution, delivery and performance of the Merger Agreement, (b) the approval, execution, delivery and performance of any voting agreement contemplated under the Merger Agreement (the “Voting Agreement”), (c) the consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Voting Agreement (if any) and (d) the announcement of any of the foregoing;
WHEREAS, the Board of Directors of the Company has determined in good faith that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment;
WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable, and subject to the penultimate sentence of Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect in accordance with the terms of such Section without the approval of any holders of Rights or Common Shares; and

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute this Amendment.
NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:
1.    Section 1(j) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“(j) “Expiration Date” means the earliest of (i) the Close of Business on May 31, 2019, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, and (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time occurs.”
2.     Section 1 of the Rights Agreement is hereby amended by adding the following subsections at the end thereof:
“(jj) “Merger Agreement” means the Agreement and Plan of Merger, dated as of June 10, 2018, as it may be amended or supplemented from time to time, made and entered into among Gebr. Knauf KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany (“Knauf”), World Cup Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Knauf (“Merger Sub”), and the Company.”
“(kk) “Voting Agreement” means the Voting Agreement, dated as of June 10, 2018, as it may be amended or supplemented from time to time, made and entered into among Knauf, Merger Sub and the Investor, on behalf of itself and its subsidiaries listed on Exhibit A thereto (together with the Investor, the “Investor Entities”), in the Investor Entities’ capacity as stockholders of the Company.”
3.     Section 1 of the Rights Agreement is hereby further amended by adding the following new paragraph at the end of that Section:
“Notwithstanding anything in this Agreement to the contrary, (i) none of Knauf, Merger Sub, the Investor, any other Investor Entity, any of their respective Affiliates or Associates or any of their respective permitted assignees or transferees will be deemed an Acquiring Person, (ii) none of a Distribution Date, a Share Acquisition Date, a Flip-in Event, a Flip-over Event or a Triggering Event will be deemed to occur or to have occurred, and (iii) the Rights will not become separable, distributable, unredeemable, triggered or exercisable, in each such case, by reason or as a result of any of the following events, whether or not such events have already occurred: (w) the approval, adoption, execution, delivery or performance or, if approved in advance by the Board of Directors of the Company, amendment, modification or waiver of the Merger Agreement, (x) the approval, execution, delivery or performance or, if approved in advance by the Board of Directors of the Company, amendment, modification or waiver of the Voting Agreement, (y) the consummation of the Merger (as defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement or the Voting Agreement, or (z) the announcement of any of the foregoing.”

4.     Exhibit B to the Rights Agreement is hereby deemed amended and restated in a manner consistent with this Amendment.
5.     Capitalized terms used without other definition in this Amendment will be used as defined in the Rights Agreement.
6.     This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.
7.     Except as expressly provided herein, the Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.
8.     This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.
9.     This Amendment will be effective as of the date first above written and all references to the Rights Agreement will, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.
10.    The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.
11.     Pursuant to Section 27 of the Rights Agreement, by its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.
12.    If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
 [Signatures on following page.]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the date first above written.

USG CORPORATION

By:	/s/ Michelle M. Warner
	Name:	Michelle M. Warner
	Title:	Senior Vice President, General Counsel and Corporate Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administration

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